Fidelity & Guaranty Life Reports Fiscal Second Quarter 2016 Results

•	Reported net income was $9 million or $0.16 per diluted share for the second quarter

•	Adjusted operating income was $43 million or $0.73 per diluted share for the second quarter

•	Total annuity sales were $601 million; including fixed indexed annuity ("FIA") sales of $418 million

•	Indexed universal sales increased 57% over prior year to $11 million

•	Average assets under management increased to $18.3 billion, up 5% over prior year

DES MOINES, Iowa: May 4, 2016 -- Fidelity & Guaranty Life (NYSE: FGL), a leading provider of annuities and life insurance, today reported net income of $9 million or $0.16 per diluted common share for the fiscal second quarter of 2016 ended on March 31, 2016(1). The Company reported adjusted operating income of $43 million, or $0.73 per diluted share, compared to adjusted operating income of $23 million or $0.40 per diluted share, in the prior year period.
The table below reconciles after-tax reported net income to adjusted operating income ("AOI").

(In millions, all amounts are after tax)	Three months ended March 31,
Reconciliation from Net Income to AOI(2):	2016	2015	Increase (decrease)
Net income (loss)	$9	$(12)	$21
Effect of investment (gains) losses, net of offsets	(4)	21	(25)
Effect of change in FIA embedded derivative discount rate, net of offsets	29	15	14
Effect of change in fair value of reinsurance related embedded derivative, net of offsets	9	(1)	10
Adjusted operating income	$43	$23	$20
See footnotes at end of release.

The current quarter included net favorable items of $10 million or $0.17 per diluted share. The prior year quarter included net unfavorable items of ($3) million or ($0.05) per diluted share. The table below details notable items in both periods.

Current Year Fiscal Quarter
- Favorable performance within the single premium immediate annuity product line ("SPIA")	$5 million
- Net favorable adjustments related to lower deferred acquisition cost ("DAC") amortization, primarily due to equity market fluctuations	$6 million
- Higher expense related to merger transaction costs	($1) million
Prior Year Fiscal Quarter
- Higher expense related to legacy incentive compensation plans & merger transaction costs	($3) million

"We had a good quarter and delivered significant increases in profits, assets under management and net investment spreads compared to last year," said Chris Littlefield, President and CEO of FGL. "Our FIA sales were down against a record quarter last year primarily as a result of our pricing discipline and prudent capital management in the face of what has been an intensely competitive environment. However, our efforts to continue to grow our IUL business with expanded distribution has been successful with IUL sales up significantly over last year. We are continuing to work on closing our pending merger with Anbang and received clearance for the transaction from the Committee on Foreign Investment in the United States during the quarter.  We are progressing the remaining regulatory approvals and currently expect to be in a position to close the transaction during the third calendar quarter.”

Summary Financial Results (Unaudited)

	Three months ended March 31,		Six months ended March 31,
(In millions, except per share data)	2016	2015	2016	2015
Fixed indexed annuity sales (2)	$418	$600	$855	$1,248
Total annuity sales (2)	$601	$610	$1,090	$1,513
Average assets under management (2)	$18,465	$17,616	$18,349	$17,434
Net investment spread - FIA (2)	2.93%	2.91%	2.94%	2.90%
Net investment spread - All products (2)	2.27%	1.91%	2.21%	1.87%
Net income (loss)	$9	$(12)	$57	$2
Net income (loss) per diluted share	$0.16	$(0.21)	$0.98	$0.03
Adjusted operating income (“AOI”) (2)	$43	$23	$74	$50
AOI per diluted share (2)	$0.73	$0.40	$1.26	$0.86
Weighted average basic shares	58.3	58.0	58.3	58.2
Weighted average diluted shares	58.6	58.0	58.6	58.3
Total common shares outstanding	59.0	58.7	59.0	58.7
Book value per share	$25.63	$29.11	$25.63	$29.11
Book value per share, excluding AOCI (2)	$24.90	$22.17	$24.90	$22.17
See footnotes below.

Annuity Sales In Line With Expectations
Sales of our core fixed indexed annuity product were $418 million in the current period, a decrease of 30% from the prior year quarter. As expected, FIA sales were down from the near record level achieved in the prior year quarter as we have intentionally moderated volume to sustain a disciplined approach for new business profitability and capital targets. On a sequential basis, FIA sales decreased 4% as compared to the fiscal first quarter of 2016, reflecting our pricing discipline amidst a very competitive environment.
Sales of multi-year guarantee annuities ("MYGA") were $183 million in the current quarter as compared to $4 million in the same period last year. We continue to view this business as opportunistic, therefore our MYGA volume will fluctuate from period to period.
Indexed universal life sales in the quarter were $11 million, an increase of 57% compared to $7 million last year. The strong growth in the current period reflects FGL's ongoing efforts to steadily grow indexed universal life sales through its network of core middle-market focused IMO's.

Investment Portfolio Performing Well
Net investment income was $227 million for the quarter, an increase of 9% compared to $208 million for the same period last year. This growth was driven by increases in average assets under management ("AAUM") and earned yields. AAUM increased $0.9 billion or 5% over the prior year due to sales growth and stable policy owner retention trends.
The average earned yield on the total portfolio in the quarter was 4.91%, up 19 basis points from 4.72% in the prior year quarter, primarily due to portfolio repositioning completed last year. Asset purchases during the quarter were $0.7 billion at an average yield of 6.10%. The average yield on purchases during the quarter was lifted 66 bps from $123 million opportunistic investment in NAIC 3 rated securities, during the recent pricing dislocation in the high yield market. These purchases currently reflect a net unrealized gain position of $10 million as of March 31, 2016. The average NAIC rating for the portfolio remains approximately 1.5.

Net investment spread across all product lines increased 36 basis points compared to fiscal second quarter 2015. Net investment spread in fixed indexed annuities at 293 basis points held steady with recent quarters' experience. Net realized gains on securities were $8 million in the quarter, before DAC amortization and taxes, and included $1 million of other than temporary impairment losses.

Capital Management Trends

•
GAAP book value per share at March 31, 2016 was $25.63 on a reported basis; book value per share excluding accumulated other comprehensive income (“AOCI”) was $24.90, an increase of 12% year over year.

•
As announced on April 28, 2016, the FGL Board of Directors has declared a quarterly dividend of $0.065 per share. The dividend is payable on May 30, 2016 to shareholders of record as of the close of business on May 16, 2016.

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	March 31, 2016	September 30, 2015
	(Unaudited)
ASSETS
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost: March 31, 2016 - $18,069; September 30, 2015 - $17,622)	$18,057	$17,746
Equity securities, available-for-sale, at fair value (amortized cost: March 31, 2016 - $584; September 30, 2015 - $597)	620	620
Derivative investments	158	82
Commercial mortgage loans	613	491
Other invested assets	132	155
Total investments	19,580	19,094
Related party loans	76	78
Cash and cash equivalents	496	502
Accrued investment income	209	191
Reinsurance recoverable	3,512	3,579
Intangibles, net	1,170	988
Deferred tax assets	228	228
Other assets	228	265
Total assets	$25,499	$24,925

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$18,295	$17,770
Future policy benefits	3,463	3,468
Funds withheld for reinsurance liabilities	1,210	1,267
Liability for policy and contract claims	51	55
Debt	300	300
Other liabilities	669	563
Total liabilities	23,988	23,423

Commitments and contingencies

Shareholders' equity:
Preferred stock ($.01 par value, 50,000,000 shares authorized, no shares issued at March 31, 2016 and September 30, 2015)	$—	$—
Common stock ($.01 par value, 500,000,000 shares authorized, 58,964,396 issued and outstanding at March 31, 2016; 58,870,823 shares issued and outstanding at September 30, 2015)	1	1
Additional paid-in capital	720	714
Retained earnings	759	710
Accumulated other comprehensive income	43	88
Treasury stock, at cost (537,613 shares at March 31, 2016; 512,391 shares at September 30, 2015)	(12)	(11)
Total shareholders' equity	1,511	1,502
Total liabilities and shareholders' equity	$25,499	$24,925

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended		Six months ended
	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
	(Unaudited)		(Unaudited)
Revenues:
Premiums	$16	$15	$31	$26
Net investment income	227	208	449	416
Net investment (losses) gains	(42)	(58)	21	1
Insurance and investment product fees and other	32	22	61	42
Total revenues	233	187	562	485
Benefits and expenses:
Benefits and other changes in policy reserves	188	172	369	396
Acquisition and operating expenses, net of deferrals	27	28	55	57
Amortization of intangibles	(3)	(7)	38	9
Total benefits and expenses	212	193	462	462
Operating income (loss)	21	(6)	100	23
Interest expense	(6)	(6)	(12)	(12)
Income (loss) before income taxes	15	(12)	88	11
Income tax expense	6	—	31	9
Net income (loss)	$9	$(12)	$57	$2

Net income (loss) per common share:

Basic	$0.16	$(0.21)	$0.98	$0.03
Diluted	$0.16	$(0.21)	$0.98	$0.03
Weighted average common shares used in computing net income (loss) per common share:
Basic	58.3	58.0	58.3	58.2
Diluted	58.6	58.0	58.6	58.3

Cash dividend per common share	$0.065	$0.065	$0.130	$0.130

RECONCILIATION OF BOOK VALUE PER SHARE EXCLUDING AOCI

(In millions, except per share data)	March 31, 2016	September 30, 2015
Reconciliation to total shareholder's equity:
Total shareholder's equity	$1,511	$1,502
Less: AOCI	43	88
Total shareholder's equity excluding AOCI	$1,468	$1,414

Total shares outstanding	59.0	58.9
Weighted average shares outstanding - basic	58.3	58.1
Weighted average shares outstanding - diluted	58.6	58.4

Book value per share	$25.63	$25.51
Book value per share, excluding AOCI(2)	$24.90	$24.02

RECONCILIATION OF ADJUSTED OPERATING ROE

(In millions)	March 31, 2016	March 31, 2015
Reconciliation to total shareholder's equity:
Total shareholder's equity	$1,511	$1,710
Less: AOCI	43	408
Total shareholder's equity excluding AOCI	$1,468	$1,302

Quarterly AOI(3)	$43	$23
Quarterly Adjusted Operating ROE(2)	12%	7%

Footnotes:

(1)	Fidelity & Guaranty Life’s fiscal year ends on September 30.

(2)	Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

(3)	See table on reconciliation of net income to AOI for the 2016 and 2015 fiscal quarters.

Agreement and Plan of Merger with Anbang Insurance Group Co., Ltd. ("Anbang")
On November 8, 2015, FGL and Anbang entered into a definitive merger agreement (the "Merger Agreement") pursuant to which Anbang will acquire all outstanding shares of FGL (the "Merger") for $26.80 per share in cash, without interest. The joint press release can be found on FGL’s investor relations website at www.fglife.com.
The Merger is expected to close in the third calendar quarter of 2016. The Merger remains subject to the receipt of regulatory approvals from the Iowa Insurance Division, the New York Department of Financial Services and the China Insurance Regulatory Commission ("CIRC").  The parties have obtained requisite regulatory approvals for the Merger from the Vermont Department of Financial Regulation and the Committee on Foreign Investment in the United States ("CFIUS").  The parties will not be required to file a notification of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, due to an available exemption.
Non-GAAP Measures
Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
AOI is calculated by adjusting net income to eliminate (i) the impact of net investment gains including other-than-temporary impairment ("OTTI") losses recognized in operations, but excluding gains and losses on derivatives hedging our indexed annuity policies, (ii) the effect of changes in the interest rates used to discount the FIA embedded derivative liability, (iii) the effect of change in fair value of reinsurance related embedded derivative, and (iv) the effect of class action litigation reserves. All adjustments to AOI are net of the corresponding VOBA, DAC and income tax impact (using an effective tax rate of 35%) related to these adjustments as appropriate.
While these adjustments are an integral part of the overall performance of FGL, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.
Net investment spread is the excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on FIA policies.
Average assets under management ("AAUM") is the sum of (i) total invested assets at amortized cost, excluding derivatives; and including (ii) related party loans and investments and (iii) cash and cash equivalents at the end of each month in the period divided by the number of months in the period.
Book value per share excluding AOCI is calculated as total stockholders' equity excluding AOCI divided by the total number of shares of common stock outstanding.
Adjusted operating ROE is calculated by dividing AOI by total average equity excluding AOCI. Average equity excluding AOCI is the average of the beginning and ending equity excluding AOCI for the period.
Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. For GAAP purposes annuity sales are recorded as deposit liabilities (i.e. contract holder funds). Management believes that presentation of sales as measured for management purposes enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.
Conference Call
In light of the announced merger with Anbang, FGL has elected to discontinue conference calls to discuss quarterly and annual results, pending the closing of the transaction. FGL will continue to issue its earnings press releases and quarterly financial supplement.
About Fidelity & Guaranty Life
Fidelity & Guaranty Life, an insurance holding company, helps middle-income Americans prepare for retirement. Through its subsidiaries, the company offers fixed annuity and life insurance products distributed by independent agents through an established network of independent marketing organizations. Fidelity & Guaranty Life, headquartered in Des Moines, Iowa, trades on the New York Stock Exchange under the ticker symbol FGL. For more information, please visit www.fglife.com.
Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding our subsidiaries' ability to pay dividends. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FGL's management and the management of FGL's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FGL's assumptions and estimates; FGL's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FGL's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FGL's reinsurers failing to meet their assumed obligations; restrictions on FGL's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FGL's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FGL's operations; and other factors discussed in FGL's filings with the SEC including its Form 10-K for the year ended September 30, 2015, which can be found at the SEC's website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FGL does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

Investor Contact:
Lisa Foxworthy-Parker
Fidelity & Guaranty Life
Investor.Relations@fglife.com
515-330-3307

Media Contact:
Sard Verbinnen & Co
Jamie Tully or David Millar, 212-687-8080

Source: Fidelity & Guaranty Life